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            Consent of Independent Accountants


            We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 14 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 14, 1997, relating to the financial statements and financial highlights of The Gabelli Growth Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Counsel and Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.



            PRICE WATERHOUSE LLP
            1177 Avenue of the Americas
            New York, New York 10036
            April 30, 1997